                                              Exhibit 99.1
DISCOVER FINANCIAL SERVICES REPORTS SECOND QUARTER 2021 NET INCOME OF $1.7 BILLION
OR $5.55 PER DILUTED SHARE

BOARD OF DIRECTORS APPROVES REPURCHASE OF UP TO $2.4 BILLION OF COMMON STOCK AND INCREASES THE QUARTERLY COMMON STOCK DIVIDEND 14% FROM $0.44 TO $0.50 PER SHARE

Second Quarter 2021 Results
	2021	2020	YOY Change
Total loans, end of period (in billions)	$87.7	$88.9	(1%)
Total revenue net of interest expense (in millions)	$3,579	$2,662	34%
Total net charge-off rate	2.12%	3.44%	-132 bps
Net income/(loss) (in millions)	$1,698	($368)	NM
Diluted EPS	$5.55	($1.20)	NM

Riverwoods, IL, July 21, 2021 - Discover Financial Services (NYSE: DFS) today reported net income of $1.7 billion or $5.55 per diluted share for the second quarter of 2021, as compared to a net loss of ($368) million or ($1.20) per diluted share for the second quarter of 2020.

“In the second quarter, our marketing investments, strong value proposition, and accelerating sales trends produced sequential card receivables growth, while credit performance continued to improve. Additionally, we generated significant capital which supported our decision to substantially increase our dividend and share repurchase authorization,” said Roger Hochschild, CEO and President of Discover. “Looking ahead, these results improve our confidence in our loan growth expectation for this year, while we see opportunity to increase our marketing and other investments to accelerate growth in future periods.”

Segment Results:

Digital Banking

Digital Banking pretax income of $1.5 billion for the quarter was $2.0 billion higher than the prior year period primarily driven by a decrease in the provision for credit losses and higher revenue net of interest expenses, partially offset by higher operating expenses.

Total loans ended the quarter at $87.7 billion, down 1% year-over-year, but up 2% sequentially. Credit card loans ended the quarter at $68.9 billion, down 2% year-over-year. Personal loans decreased $451 million, or 6%, and private student loans increased $134 million, or 1%, year-over-year. The organic student loan portfolio, which excludes purchased loans, increased $386 million, or 4% from the prior year period.

Net interest income for the quarter increased $109 million, or 5%, from the prior year period, driven by a favorable net impact from lower market rates and decreased interest charge-offs, partially offset by lower average receivables. Net interest margin was 10.68%, up 87 basis points versus the prior year. Card yield was 12.52%, up 18 basis points from the prior year period primarily driven by a lower mix of receivables at a promotional rate and decreased interest charge-offs, partially offset by the impact of a higher payment rate on revolving loan balances. Interest expense as a percent of total loans decreased 81 basis points from the prior year period, primarily as a result of lower market rates and proactive management of deposit costs, and a favorable shift in the funding mix.

Non-interest income increased $104 million, or 29%, from the prior year period, mainly driven by higher discount/interchange revenue and loan fee income partially offset by higher rewards cost.

The total net charge-off rate of 2.12% was 132 basis points lower versus the prior year period reflecting strong credit performance across the portfolio. The credit card net charge-off rate was 2.45%, down 145 basis points from the prior year period and down 35 basis points from the prior quarter. The 30+ day delinquency rate for credit card loans was 1.43%, down 74 basis points year-over year and down 42 basis points from the prior quarter. The student loan net charge-off rate was 0.53%, down 9 basis points from the prior year and flat to the prior quarter. Personal loans net charge-off rate of 1.80% was down 163 basis points from the prior year and down 100 basis point from the prior quarter.

Provision for credit losses of $135 million decreased $1.9 billion from the prior year period driven by a reserve release in the quarter and lower net charge-offs. The second quarter of 2021 included a $321 million reserve release, compared to a reserve build of $1.3 billion in the second quarter of 2020. Net charge-offs of $456 million were $311 million lower than the prior year period.

Total operating expenses were up $110 million, year-over year, or 11%, primarily reflecting higher marketing expense, higher compensation accruals, and software related write-offs. Marketing increased driven by acquisition and brand investments.

Payment Services

Payment Services pretax income was $692 million, up $669 million year-over-year. Higher revenue was driven by a $729 million one-time gain on an equity investment. This was partially offset by a $92 million intangible impairment in our Diners business due to global T&E spend remaining below pre-pandemic levels. The prior year quarter included a $59 million intangible impairment charge in our Diners business related to the steep decline in T&E spend.

Payment Services volume was $78.4 billion, up 22% year-over-year. PULSE dollar volume was up 19% year-over-year with growth across all debit products driven by increased spend related to the economic recovery. Diners Club volume was up 41% year-over-year reflecting a partial rebound from the impacts of the pandemic but remains 28% below volume levels in the second quarter of 2019. Network Partners volume increased by 30% year-over-year driven by AribaPay volume.

Share Repurchase

During the second quarter of 2021, the company repurchased approximately 4.9 million shares of common stock for $553 million. Shares of common stock outstanding declined by 1.6% from the prior quarter.

The Board of Directors has approved a new $2.4 billion share repurchase program and increased the quarterly common stock dividend from $0.44 to $0.50 per share. The new share repurchase program spans three quarters through March 31, 2022, replaces the prior program, and may be terminated at any time. The company expects to make share repurchases from time to time subject to the company’s capital plan, market conditions and other factors, including legal and regulatory restrictions and required approvals.

Dividend Declaration

The Board of Directors declared a quarterly cash dividend of $0.50 per share of common stock payable on September 2, 2021, to holders of record at the close of business on August 19, 2021.

The Board of Directors of Discover Financial Services also declared a semi-annual cash dividend on its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C, in the amount of $2,750 per share. The dividend equals $27.50 per depositary share, each representing 1/100th interest in a share of the Series C Preferred Stock. The dividend will be payable on November 1, 2021, to the holders of record at the close of business on October 15, 2021.

The Board of Directors of Discover Financial Services declared a semi-annual cash dividend Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series D, in the amount of $3,063 per share. The dividend equals $30.63 per depositary share each representing 1/100th interest in a share of the Series D Preferred Stock. The dividend will be payable on September 23, 2021, to the holders of record at the close of business on September 8, 2021.

Conference Call and Webcast Information

The company will host a conference call to discuss its second quarter results on Thursday, July 22, 2021, at 7:00 a.m. Central Time. Interested parties can listen to the conference call via a live audio webcast at https://investorrelations.discover.com.

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network comprised of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Contacts:
Investors:                Media:
Eric Wasserstrom, 224-405-5923        Jon Drummond, 224-405-1888
ericwasserstrom@discover.com        jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (https://investorrelations.discover.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the effect of the coronavirus disease 2019 ("COVID-19") pandemic and measures taken to mitigate the pandemic, including their impact on our credit quality and business operations as well as their impact on general economic and financial markets, changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to tax reform, financial regulatory reform, consumer financial services practices, anti-corruption, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company's ability to sustain and grow its non-card products; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, compliance and legal risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of key systems; the company's ability to remain organizationally effective; the company's ability to increase or sustain Discover card usage or attract new customers; the company's ability to maintain relationships with merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2020, "Risk Factors" and “Management's Discussion & Analysis of Financial
Condition and Results of Operations” in the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 which is filed with the SEC and available at the SEC's internet site (http://www.sec.gov) and subsequent reports on Forms 8-K and 10-Q, including the company's Current Report on Form 8-K filed today with the SEC.